EXHIBIT 99.1

CNS, Inc. Declares Quarterly Dividend

NEWS RELEASE

November 5, 2003

CONTACT:
Sam Reinkensmeyer	Shawn Brumbaugh/Marian Briggs
Chief Financial Officer	Padilla Speer Beardsley Inc.
CNS, Inc.	(612) 455-1700
(952) 229-1500	sbrumbaugh@psbpr.com
Nasdaq: CNXS	mbriggs@psbpr.com

FOR IMMEDIATE RELEASE

CNS, INC. DECLARES REGULAR QUARTERLY DIVIDEND

        MINNEAPOLIS, Nov. 5, 2003 – CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today announced that its board of directors has declared its second, regular quarterly cash dividend of four cents per share of common stock. The dividend is payable on December 5, 2003, to shareholders of record on November 21, 2003. The company has approximately 14.6 million shares outstanding.

        “We announced our initial dividend payment in August to allow our shareholders to benefit from tax-law changes and enhance their return on investment,” said Marti Morfitt, president and chief executive officer of CNS. “We are pleased to declare our second quarterly cash dividend.”

        As previously reported, CNS’ net sales for the fiscal second quarter ended September 30, 2003, grew 19 percent to $20.6 million, up from $17.4 million in the prior-year quarter. Net income increased 20 percent to $4.2 million, or 29 cents per fully diluted share, compared to net income of $3.5 million, or 25 cents per fully diluted share, in the second quarter last year. Sales of domestic Breathe Right products drove CNS’ growth in the second quarter, largely due to high retailer demand for the new Breathe Right Vapor Shot!™ personal vaporizer coupled with strong sales for core nasal strips.

        For its current fiscal year, ending March 31, 2004, CNS expects net sales to grow 11 to 16 percent and diluted earnings per share to rise 24 to 30 percent over the prior fiscal year.

CNS, Inc. Declares Quarterly Dividend

About CNS, Inc.

CNS, based in Minneapolis, is a growing company that designs and markets consumer health care products, including Breathe Right® nasal strips, Breathe Right Snore Relief™ throat spray, Breathe Right Vapor Shot!™ personal vaporizer and FiberChoice® chewable fiber tablets. The company focuses on better breathing and digestive health products that address important consumer needs within the aging well/self care market. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-K for the year ended March 31, 2003. This news release contains forward-looking statements, which involve risks and uncertainties.

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